Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-277418) of Sotera Health Company; and
(2)Registration Statement (Form S-8 No. 333-250894) pertaining to the Sotera Health Company 2020 Omnibus Incentive Plan;
of our reports dated February 27, 2025, with respect to the consolidated financial statements and schedule of Sotera Health Company and the effectiveness of internal control over financial reporting of Sotera Health Company, included in this Annual Report (Form 10-K) of Sotera Health Company for the year ended December 31, 2024.
/s/ Ernst & Young LLP
Cleveland, Ohio
February 27, 2025